EXHIBIT 4.1

AMENDMENT NO. 2 TO

7.5% SENIOR CONVERTIBLE PROMISSORY NOTE

This Amendment No. 2 (this “Amendment”), dated as of January 11, 2021, to that certain 7.5% Senior Convertible Promissory Note, issued by Terra Tech Corp. (the “Borrower”) to __________ (the “Lender”) on June 11, 2019, as amended by Amendment No. 1 thereto, dated as of December 1, 2020 (the “Note”), pursuant to that certain Securities Purchase Agreement, by and between the Borrower and the Lender, dated as of March 12, 2018, is made and entered into by and between the Borrower and the Lender. Capitalized terms used but not defined herein shall have the meaning ascribed to them in the Note (including by reference to the Purchase Agreement).

WHEREAS, the Borrower and the Lender desire to amend the Note on the terms and conditions set forth below.

NOW, THEREFORE, in consideration of the mutual agreements contained herein, intending to be legally bound hereby, the parties agree as follows:

Section 1. Amendments to Note.

1.1 The definition of “Maturity Date” in the Note is hereby amended to “January 26, 2021”.

Section 2. Release. In further consideration for the execution of this amendment by the Lender and without limiting any rights or remedies the Lender may have, the Borrower hereby releases each of the Lender and each of its Related Parties (each a “Releasee” and, collectively, the “Releasees”) from any and all Claims that any of the Borrower or any of its Subsidiaries has or may have against any Releasee, under the Note or any other Transaction Document, any obligation or liability owing thereunder and any legal relationship that exists or may exist between any Releasee and any of the Borrower or any of its Subsidiaries under the Note or any other Transaction Document. The Borrower, for itself and for its Subsidiaries, acknowledges and agrees that it or its Subsidiaries may discover information later that could have affected materially their willingness to agree to the release in this paragraph and that neither such possibility, which it took into account when executing this amendment, nor such discovery, as to which it expressly assumes the risk, shall affect the effectiveness of the release in this paragraph, and waives the benefit of any legal requirement that may provide otherwise. As used in this paragraph, (A) “Claims” means all liabilities, rights, demands, covenants, duties, obligations (including, without limitation, indebtedness, receivables and other contractual obligations), claims, actions and causes of actions, suits, disputes, judgments, damages, settlements, losses, debts, responsibilities, fines, penalties, sanctions, commissions and interest, disbursements, taxes, charges, interest, costs, fees and expenses (including, without limitation, fees, charges and disbursements of financial, legal and other advisors, consultants and professionals and, if applicable, any value-added and other taxes and charges thereon), in each case of any kind or nature, whether joint or several, whether now existing or hereafter arising and however acquired and whether or not known, asserted, direct, contingent, liquidated, due, consequential, actual, punitive or treble and (B) ”Related Party” means, with respect to any Person, any Affiliate of such Person or of another Related Party of such Person and such Person’s and such Affiliate’s predecessors, successors, assigns, managers, members, partners, directors, officers, staff members (including, without limitation, individuals with independent contractor or similar status), agents, attorneys-in-fact, trustees, fiduciaries, representatives and advisors.

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Section 3. Remainder of Note. Except as set forth herein, the Note is ratified and confirmed in all respects and shall not be amended or otherwise modified. All other terms and conditions of the Note not in conflict with the terms of this Amendment shall remain in full force and effect. For the avoidance of doubt, the parties agree that no late fees, penalty interest, liquidated damages or any other amounts shall be due as a result of this Amendment. The execution, delivery and effectiveness of this amendment shall not, except as expressly provided herein, (A) waive or modify any right, power or remedy under, or any other provision of, the Note or any other Transaction Document or (B) commit or otherwise obligate the Lender to enter into or consider entering into any other amendment, waiver or modification of the Note or any other Transaction Document.

Section 4. Governing Law. This Amendment shall be governed by, construed and enforced in accordance with the laws of the State of New York and not by choice of law principles or the laws of any other state. This Amendment (i) is for the exclusive benefit of the parties hereto and, together with the Note and the other Transaction Documents, constitutes the entire agreement of such parties, superseding all prior agreements among them, with respect to the subject matter hereof, (ii) may be modified, waived or assigned only in writing and only to the extent such modification, waiver or assignment would be permitted under the Note and the other Transaction Documents (and any attempt to assign this amendment without such writing shall be null and void). The fact that any term or provision of this amendment is held invalid, illegal or unenforceable as to any person in any situation in any jurisdiction shall not affect the validity, enforceability or legality of the remaining terms or provisions hereof or the validity, enforceability or legality of such offending term or provision in any other situation or jurisdiction or as applied to any person.

Section 5. Entire Agreement and Amendments. The Note, as amended by this Amendment, embodies the entire agreement and understanding of the parties with respect to the subject matter hereof and supersede all prior agreements and understandings between the parties.

Section 6. Counterparts. This Amendment (or the signature pages hereof) may be executed in any number of counterparts; all such counterparts shall be deemed to constitute one and the same instrument; and each of said counterparts shall be deemed an original hereof.

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IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed and delivered as of the date first above written.

BORROWER:

TERRA TECH CORP.

By:
Name:
Title:

LENDER:

By:
Name:
Title:

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